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                                                                    Exhibit 23.3







                          INDEPENDENT AUDITORS' CONSENT

The Manager Partner
Station Venture Operations, LP:


We consent to the incorporation by reference in the registration statements on Form S-3 (No. 333-107754) and on Form S-8 (No. 333-87980) of LIN Television Corporation and LIN TV Corp. of our report dated March 5, 2004, relating to the balance sheets of Station Venture Operations, LP as of December 31, 2003 and 2002 and the related statement of operations, partners' capital, and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in the Form 10-K/A (Amendment No. 1) of LIN Television Corporation and LIN TV Corp.



/s/ KPMG LLP


San Diego, California
March 30, 2004